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                                                                     EXHIBIT 5.1


                  [LETTERHEAD OF GRAY CARY WARE & FREIDENRICH]



                                          May 7, 1997


3Com Corporation
5400 Bayfront Plaza
Santa Clara, California 95052-8145

Ladies and Gentlemen:


    This opinion is furnished to you in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-4 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of one hundred fifty seven million five hundred thousand (157,500,000) shares of Common Stock (the "Common Stock") of 3Com Corporation, a California corporation (the "Company"), or 3Com (Delaware) Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company ("3Com Delaware").



    We have acted as counsel for the Company and 3Com Delaware in connection with the issuance of such shares of Common Stock pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of February 26, 1997 and amended as of March 14, 1997, by and among the Company, TR Acquisitions Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company, 3Com Delaware, and U.S. Robotics Corporation, a Delaware corporation (the "Merger Agreement"). We have examined signed copies of the Registration Statement and all exhibits thereto (including, but not limited to, the Merger Agreement), all as filed with the Commission. We have also examined and relied upon the originals or copies of minutes of meetings of the Board of Directors of the Company, the Articles of Incorporation and the Bylaws of the Company, the Agreement and Plan of Merger and Reincorporation by and between the Company and 3Com Delaware (the "Reincorporation Agreement"), the Certificate of Incorporation and Bylaws of 3Com Delaware as presently in effect and as proposed to be amended and restated by the Reincorporation Agreement, and such other documents as we have deemed material to the opinion set forth below.



    Based upon the foregoing, we are of the opinion that the shares of Common Stock to be issued by 3Com pursuant to the Merger Agreement if the Reincorporation Merger (as such term is defined in the Merger Agreement) is not effected are duly authorized by the Company, and the shares of Common Stock of 3Com Delaware to be issued pursuant to the Merger Agreement if the Reincorporation Merger is effected are duly authorized by 3Com Delaware, and that such shares of Common Stock of the Company or 3Com Delaware, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.



    We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related Joint Proxy Statement/Prospectus.


    This opinion is to be used only in connection with the issuance of the Common Stock while the Registration Statement is in effect.

                                          Very truly yours,

                                          /s/ GRAY CARY WARE & FREIDENRICH
                                          GRAY CARY WARE & FREIDENRICH
                                          A Professional Corporation